Exhibit 99.1

Altair Announces Sale of $230 Million Aggregate Principal Amount of Convertible Senior Notes

TROY, Mich. – June 14, 2019 (GLOBE NEWSWIRE) – Altair Engineering Inc. (Nasdaq: ALTR) (“Altair”) today announced the closing of its public offering of convertible senior notes and the exercise in full of the underwriters’ option to purchase additional convertible senior notes. At a closing on June 10, 2019, Altair sold $200 million aggregate principal amount of its 0.250% convertible senior notes due 2024 and at a closing on June 14, 2019, Altair sold an additional $30 million aggregate principal amount of such notes upon the underwriters’ exercise in full of their option.

J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and RBC Capital Markets, LLC acted as book-running managers for the offering.

This offering was made only by means of a prospectus supplement, a free writing prospectus authorized by Altair and the accompanying prospectus. A copy of the final prospectus supplement and prospectus may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or email: prospectus-eq_fi@jpmchase.com, Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by emailing prospectus-ny@ny.email.gs.com or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281; telephone: (877) 822-4089.

An effective registration statement relating to these securities was filed with the Securities and Exchange Commission on June 4, 2019. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Altair

Altair is a global technology company that provides software and cloud solutions in the areas of product development, high-performance computing and data intelligence. Altair enables organizations across broad industry segments to compete more effectively in a connected world while creating a more sustainable future.

Investor and Media Relations

Dave Simon

Altair 248-614-2400 ext. 332

ir@altair.com